Investor Relations: Todd Taylor	Media Relations: Timothy G. Weir, APR
Email: ttaylor@accuridecorp.com	Email: tweir@accuridecorp.com
Phone: (812) 962-5105	Phone: (812) 962-5128
FOR IMMEDIATE RELEASE

Accuride Issues Preliminary 2014 Results and 2015 Guidance
	The Company's preliminary 2014 results from continuing operations are approximately:
o	Net sales of $705 million
o	Adjusted EBITDA of $78 million
o	Liquidity of $70 million
	The Company issues 2015 guidance:
o	Revenues of $725 million to $775 million
o	Adjusted EBITDA of $85 million to $95 million
o	Free cash flow of $15 million to $25 million

EVANSVILLE, Ind. – February 11, 2015 – Accuride Corporation (NYSE: ACW) – a leading supplier of components to the North American commercial vehicle industry – today issued its preliminary 2014 results and initial 2015 guidance for 2015 net sales, Adjusted EBITDA and free cash flow.

2014 Preliminary Results
Accuride's preliminary unaudited results indicate 2014 revenue was approximately $705 million, with Adjusted EBITDA of approximately $78 million.  As of December 31, 2014, Accuride had approximately $70 million in liquidity under its ABL Credit Facility and generated positive free cash flow for the first time since 2007.  Accuride expects foreign exchange to negatively impact net income by approximately $2.0 million in the fourth quarter of 2014.

2015 Guidance
Accuride expects 2015 revenue to be in the range of $725 million to $775 million, with Adjusted EBITDA to be $85 million to $95 million.  The midpoints of the Company's revenue and Adjusted EBITDA ranges represent an increase of 6 percent and 15 percent, respectively, compared to the Company's preliminary 2014 results.  The Company is basing these expectations for its 2015 guidance on the following projections for North American commercial vehicle production and other key assumptions for the year:

·	Class 8 production levels in the range of 310,000 to 330,000 units,
·	Class 5-7 production levels in the range of 220,000 to 225,000 units,
·	Trailer production in the range of 280,000 to 300,000 units,
·	Commercial vehicle aftermarket growth in the range of 2 percent to 4 percent,
·	5 percent to 10 percent higher revenue in its Brillion business unit,
·	Increase of $2 million to $4 million in R&D and other operating expenses, and
·	Free cash flow of $15 million to $25 million

Commenting on Accuride's preliminary 2014 results and statement of guidance for 2015, President and CEO Rick Dauch said, "Accuride ended 2014 on a strong note, with revenue up approximately 10 percent, and Adjusted EBITDA up approximately 66 percent compared to 2013.  We expect another strong year for Accuride and the North American commercial vehicle industry in 2015.  The growing U.S. economy continues to drive freight tonnage higher, fuel prices remain low and fleets continue to replace aging equipment while expanding their operations.   As a result, 2015 vehicle production is expected to approach levels not seen in the industry for more than a decade.  We are well-positioned to capitalize on the continued growth of our core end markets.  In addition to the top-line growth and stronger earnings we project for 2015, we expect to achieve solid market share gains across our businesses thanks to best-in-class operational performance we are achieving as a result of our 'Fix & Grow' strategic investments in Accuride since 2011."

Accuride to Webcast Presentation at BB&T Capital Markets 30th Annual Transportation Services Conference
Rick Dauch, Accuride President & CEO, and Greg Risch, Senior Vice President & Chief Financial Officer, will speak to the investment community beginning at 10:40 a.m. EST.

Accuride's presentation will be broadcast live through an audio webcast available at the Investors section of the company's website – http://www.accuridecorp.com/investors. Presentation slides will be available for download at the site and the webcast will be available for replay for 30 days following the event.

Fourth Quarter Earnings Conference Call
The 2014 Results described in this release are preliminary, and the Company has not completed its audit for the fiscal year ended December 31, 2014.  Accuride will host a conference call to announce the financial and operational results of its Fourth Quarter and Fiscal Year 2014 on Tuesday, March 3, 2015.  Details for the call will be issued in a press release prior to the conference call.

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American commercial vehicle industry. The company's products include commercial vehicle wheels; wheel-end components and assemblies; and specialty cast-iron components for a range of agricultural, construction and mining, and oil and gas equipment applications.  The company's products are marketed under its brand names, which include Accuride®, Accuride Wheel End SolutionsTM, Gunite®, and BrillionTM.  Accuride's common stock trades on the New York Stock Exchange under the ticker symbol ACW.  For more information, visit the Company's website at http://www.accuridecorp.com.

Forward-Looking Statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride's expectations, hopes, beliefs, and intentions with respect to future results. Such statements are subject to the impact on Accuride's business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Accuride's Securities and Exchange Commission filings, including those described in Item 1A of Accuride's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Any forward-looking statement reflects only Accuride's belief at the time the statement is made. Although Accuride believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, levels of activity, performance or achievements. Except as required by law, Accuride undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this news release.

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